Exhibit (i)

November 30, 2009

SECURITIES AND EXCHANGE COMMISSION

100 F Street, NE

Washington, DC 20549

RE:	Waddell & Reed Advisors Funds (Registrant)
Post-Effective Amendment No. 15

Dear Sir or Madam:

In connection with the public offering of shares of Trust Shares of Waddell & Reed Advisors Funds (the “Registrant”), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of such Trust Shares covered by the Registrant’s Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Registrant.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/Kristen A. Richards

Kristen A. Richards

Vice President, Associate General Counsel

and Assistant Secretary